Exhibit 10.3
DELEK US HOLDINGS, INC.
2026 LONG-TERM INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT GRANT NOTICE

You have been granted an Award of Restricted Stock Units (the “RSUs”), each representing the right to receive one share of the Common Stock of Delek US Holdings, Inc., a Delaware corporation (the “Company”) pursuant to the Company’s 2026 Long-Term Incentive Plan (the “Plan”), on the following terms:

Name of Recipient (the “Participant”):	________________________________________
Total Number of RSUs Granted:	________________________________________
Grant Date:	________________________________________
Vesting Schedule:	________________________________________ ________________________________________ ________________________________________
By accepting this Award, you agree that these RSUs are granted under and governed by the terms and conditions of the Plan and the Director Restricted Stock Unit Agreement attached to, and made a part of, this Director Restricted Stock Unit Grant Notice. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
The Company may, in its sole discretion, deliver any documents related to RSUs awarded under the Plan, future RSUs that may be awarded under the Plan and all documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DELEK US HOLDINGS, INC.
2026 LONG-TERM INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

In addition to the terms and conditions set forth in the Director Restricted Stock Unit Grant Notice (the “Grant Notice”), and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice pursuant to the following terms and conditions of this Director Restricted Stock Unit Agreement (the “Agreement”):
1.RSUs. RSUs constitute an unfunded and unsecured promise of the Company to deliver to the Participant, subject to the satisfaction of the vesting conditions set forth in the Grant Notice and the other terms and conditions of this Agreement and the Plan, that number of shares of Common Stock referenced by the RSUs. Until such delivery, the Participant shall have the rights of a general unsecured creditor of the Company with respect to the RSUs and shall not have any rights as a stockholder of the Company such as voting rights.

2.Vesting / Forfeiture. Except as otherwise provided herein, the Plan or any other agreement(s) between the Company and the Participant, the RSUs shall vest according to the Grant Notice. All vesting is subject to the Participant’s continuous service with the Company or its affiliates through each applicable vesting date. The Participant shall forfeit the unvested portion of the RSUs upon the termination of the Participant’s service with the Company or its affiliates. The Company determines whether and when your service terminates for all purposes of your RSUs.

3.Termination of Board Service.

a.Death or Disability. If the Participant’s service as a Non-Employee Director is terminated due to the Participant’s death or Disability (as defined below), the unvested portion of the RSUs shall automatically vest in full on the date of such termination. For purposes of this Agreement, “Disability” shall mean the inability of the Participant to perform the customary duties of the Participant’s service as a Non-Employee Director by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

b.Removal or Termination for Cause. If the Participant’s service as a Non-Employee Director is terminated by removal for Cause, the unvested portion of the RSUs shall be immediately forfeited without any consideration as of the date of such termination. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in any agreement between the Company and the Participant or, if there is no such agreement or such term is not defined therein, “Cause” shall mean the Participant’s (i) fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude, or (iii) material breach of any written agreement between the Participant and the Company or any of its affiliates.

c.Change in Control. Notwithstanding any other provision of this Agreement, upon the occurrence of a Change in Control (as defined in the Plan), the unvested portion of the RSUs shall automatically vest in full immediately prior to the effective date of such Change in Control.

d.All Other Terminations. If the Participant’s service as a Non-Employee Director terminates for any reason other than those set forth in Sections 3.a., 3.b or 3.c. above, including without limitation the Participant’s voluntary resignation from the Board or the Participant’s voluntary decision not to stand for re-election, the unvested portion of the RSUs shall be forfeited as of the date of such termination without any consideration.

4.Issuance / Delivery of Shares. Except as otherwise provided herein, the shares of Common Stock referenced by the vested portion of the RSUs shall be issued and delivered to the Participant promptly following the vesting date, but in any event within the “short term deferral period” as defined under Section 409A of the Code. The Participant shall have no right to receive any dividend or distribution with respect to such shares if the record date for such dividend or distribution is prior to the vesting date of the RSUs.

5.Dividend Equivalents. The Participant shall be credited with dividend equivalents for any cash dividends paid on the number of shares of Common Stock covered by the RSUs as a cash deferral which deferral shall be settled in cash upon vesting of the related RSUs, subject to the same terms and conditions as such RSUs. For the avoidance of doubt, no dividend equivalents shall be paid with respect to RSUs that do not vest.

6.Withholding / Consents. The delivery of shares of Common Stock represented by RSUs is conditioned on the Participant’s satisfaction of any applicable tax obligations arising in connection with the vesting and settlement of the RSUs. The Participant acknowledges that, as a Non-Employee Director, the Participant is solely responsible for the payment of all federal, state, and local taxes imposed on the Participant as a result of the vesting or settlement of the RSUs, and that the Company is not obligated to withhold such taxes from any cash compensation or other amounts otherwise payable to the Participant. The Participant’s rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable in connection with the grant, vesting, or settlement of this Award.

7.Nontransferability. The RSUs may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or an affiliate thereof), or assigned or transferred (collectively, “Transferred”) by the Participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of the Participant. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause the RSUs or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, the Participant or any other person.

8.Compliance with Law / Transfer Orders / Legends. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this Agreement unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

9.No Nomination or Other Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right to continue to serve as a member of the Board or to be nominated for re-election to the Board, nor shall anything contained herein interfere with or limit in any way the right of the Company’s stockholders to vote against the Participant’s election or re-election to the Board, or the right of the Board or the Company’s stockholders, to the extent permitted by applicable law and the Company’s certificate of incorporation and bylaws, to remove the Participant from the Board at any time and for any reason or no reason. Nothing in the Plan or this Agreement shall be construed to create an employment relationship between the Participant and the Company or any of its affiliates, and the Participant acknowledges that he or she is not an employee of the Company or any of its affiliates by virtue of service as a Non-Employee Director or the grant of this Award.

10.Provisions of the Plan / Electronic Delivery. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. As a participant in the Plan, you are entitled to receive certain information regarding the Plan and its operations and such information is available to you electronically atwww.401k.com. You may receive a paper copy of this information at no cost to you if you contact the Company by telephone at (615) 771-6701 or by regular United States mail at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027. By accepting this award, you hereby consent to the electronic delivery of the Plan to you as set forth herein and acknowledge receipt of a copy of the Plan prior to your acceptance of this Award.

11.Section 409A Settlement of these RSUs is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception. Notwithstanding the foregoing, if it is determined that settlement of these RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, settlement of any RSUs that constitute deferred compensation subject to Code Section 409A and that would otherwise be settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death. Each tranche of RSUs that is settled after vesting is hereby designated as a separate payment for purposes of Code Section 409A.

12.Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. No member of the Board or the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the RSUs granted hereunder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

13.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Participant and Company for all purposes.

14.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement, together with the Grant Notice and the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.